EXHIBIT 99.1

Marlborough Software Development Holdings Inc. Agrees to

Merge With Pageflex Acquisitions Inc.

MARLBOROUGH, Mass. —(Business Wire)—August 20, 2013—Marlborough Software Development Holdings Inc. (“MSDH” or the “Company”) (OTC: MBGH) today announced that it has entered into a definitive agreement to merge MSDH with Pageflex Acquisitions Inc. (“Pageflex”) in a cash merger in which shareholders of MSDH will receive $0.091 per share of Common Stock. Pursuant to the merger Pageflex shall merge with and into MSDH, the separate corporate existence of Pageflex shall cease and MSDH shall be the surviving corporation of the merger and will change its name to Pageflex Inc. Amos Kaminski, a director of MSDH, Pinhas Romik, MSDH’s chief executive officer and Elly Perets, MSDH’s vice president of sales and marketing, each own approximately 45.5%, 9.1% and 4.6% of the currently issued and outstanding equity of Pageflex, respectively,

Commenting on these developments, MSDH’s chairman, Raul Martynek, stated “We are pleased with the developments announced today. For the last 10 months we have had a strategic committee tasked with evaluating strategic alternatives for the business with the assistance of a financial advisor and we believe the proposed merger provides the best value to MSDH shareholders.”

“The current executive team will remain in their current positions and are excited by the opportunities for Pageflex to continue to hold its leading position in the web-to-print and marketing automation tools business”, said Pinhas Romik, MSDH’s chief executive officer, “the recapitalization of the Company will increase customers and partners confidence and allow management to focus on customers’ needs and their success, as well as those of the Company.”

MSDH anticipates that the merger will be a taxable transaction to MSDH’s shareholders. These and other considerations will be set forth in greater detail in a Schedule 13E-3 and related proxy statement each to be filed with the United States Securities and Exchange Commission (“SEC”) in connection with a special meeting to approve the merger transaction. The merger transaction is subject to the completion of customary closing conditions, including the approval of MSDH’s shareholders. The merger transaction is expected to close within the next 90 days, subject to SEC review and shareholder approval.

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Statements that refer to MSDH’s plans for executing the merger, the taxable nature and timing of the merger, and future prospects of the Company as an independent company, and the like, are forward-looking statements that reflect the Company’s current plans. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

Additional Information about the Merger and Where to Find it

In connection with the transactions contemplated by the merger agreement, MSDH will file a Schedule 13E-3 and related proxy statement with the SEC. Additionally, MSDH will file other relevant materials in connection with the proposed acquisition of MSDH by Pageflex pursuant to the terms of the merger agreement. The materials to be filed by MSDH with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of MSDH are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

MSDH and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of MSDH in connection with the merger. Information about executive officers and directors of MSDH and their ownership of MSDH common stock will be set forth in the Schedule 13E-3 and related proxy statement and the other filings and documents referred to above.

About Marlborough Software Development Holdings Inc. (“MSDH”)

MSDH’s Pageflex brand enables companies across the globe to communicate their marketing messages more easily and effectively. The award-winning Pageflex product line sets a standard for excellence and innovation in targeted marketing and brand management. Pageflex offers the ability to personalize any form of communication in print, e-mail, or on the Web. Pageflex has been a pioneer in the development of variable data and web-to-print storefronts, and has expanded to offer software for multi-channel campaign management, dynamic publishing, and back-end production automation. Pageflex solutions use the patented Pageflex variable publishing engine and Adobe® InDesign®. For more information, visit www.pageflex.com.